Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces First Quarter 2008 Earnings and Declares Dividend

Norfolk, Va.: April 24, 2008 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB; Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the first quarter 2008. Net income, after tax, for the quarter ended March 31, 2008 was $47,000, or $0.02 per diluted share, compared to net income, after tax, of $100,000, or $0.04 per diluted share, for the first quarter of 2007.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Our financial results for the First Quarter continue to reflect transitional costs for the Company. The Company incurred approximately $32,000 of expense related to the opening of our Lynnhaven Banking Center and the simultaneous closing of the nearby Little Neck Banking Center.

“In addition, our courier expense rose by approximately $48,000 for the Quarter as we have undertaken major changes in our courier program. We expect to complete these changes by the end of the Third Quarter of 2008 with significant reductions in our courier expense thereafter.

“After the opening of our Hilltop Banking Center in late 2008 or early 2009, we expect that we will have completed our repositioning and transitional activities. Thereafter, we believe that net interest income from our asset growth is likely to result in direct increases in our overall profitability because there should only be limited incremental expenses associated with this growth.

“While the financial benefits of the transition of our Company will be realized in the future, other tangible benefits are being realized now. For example, as of March 31, 2008, our loans less than 90 days delinquent were only $13,000 or 0.01% of our total loan portfolio, and we did not have any net charge-offs, nonaccrual loans or real estate owned. These are remarkable statistics in a challenging economic environment. We cannot realistically expect our loan portfolio to continue to perform at these levels during a prolonged economic downturn, but the improvement in our asset quality over the past several years is obvious and a direct result of the Company’s conservative lending program.”

Comparison of Operating Results for the Three Months Ended March 31, 2008 and 2007

Overview. The Company’s pretax income was $82,000 for the first quarter of 2008, compared to a pretax income of $150,000 for the first quarter of 2007, a decrease of $68,000. Compared to the first quarter of 2007, net interest income increased by $35,000, provision for loan losses decreased by $2,000, noninterest income decreased by $8,000, and noninterest expense increased by $97,000. Net income, after tax, was $47,000, or $0.02 per diluted share, for the three months ended March 31, 2008, compared to a net income, after tax, of $100,000, or $0.04 per diluted share, for the three months ended March 31, 2007.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $35,000 in the first quarter of 2008 compared to the first quarter of 2007. This increase in net interest income was primarily attributable to a 19 basis point increase in the net interest spread, from 2.60% in the three months ended March 31, 2007 to 2.79% in the three months ended March 31, 2008. The net interest margin decreased by 8 basis points, from 3.77% to 3.69% during the comparable periods primarily as a result of the impact of a $5.5 million increase in average interest-earning assets, offset by a $7.8 million increase in average interest-bearing liabilities and a $122,000 decrease in average noninterest-bearing deposits.

Provision for Loan Losses. There was no provision for loan losses in the first quarter of 2008 compared to a $2,000 provision in the first quarter of 2007.

Noninterest Income. Total noninterest income decreased by $8,000, from $248,000 in the first quarter of 2007 to $240,000 in the first quarter of 2008.

Noninterest Expense. Total noninterest expense increased by $97,000, from $1.95 million in the first quarter of 2007 to $2.05 million in the first quarter of 2008. This increase in noninterest expense was driven by a $97,000 increase in occupancy - related expense attributable primarily to our new Downtown office and to a $20,000 charge taken upon the relocation of the Bank’s Little Neck office to the new Lynnhaven office, and a $48,000 increase in courier expense. These increases were partially offset by a $40,000 decrease in compensation expense related largely to lower salary and benefit costs in the first quarter of 2008, compared to the comparable quarter in 2007.

Income Taxes. The Company’s income tax expense for the quarter ended March 31, 2008 was $35,000, which represented an effective tax rate of 43.0%, compared to income tax expense of $50,000 for the first quarter of 2007, which represented an effective tax rate of 33.0%. The effective tax rate increased in the first quarter of 2008 due to a higher percentage of net non-deductible items relative to pre-tax income.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $24.2 million, or 11.4%, from $211.8 million at March 31, 2007 to $236.0 million at March 31, 2008. The increase in assets resulted primarily from a $19.8 million, or 14.2%, increase in the ending balance of loans held for investment.

Funds Sold and Investment Securities. Total federal funds sold and investment securities available for sale were $55.4 million at March 31, 2008, compared to $53.2 million at March 31, 2007.

Loans. Loans held for investment, net, at March 31, 2008 were $160.0 million, which represents an increase of $19.8 million, or 14.2%, from the loan balance of $140.2 million at March 31, 2007.

Asset Quality. The Company’s total nonperforming assets decreased to $36,000, or 0.02% of assets, at March 31, 2008, compared to $188,000, or 0.09% of assets, at March 31, 2007, attributable to a decrease in the balance of nonaccrual loans. At March 31, 2008, loans delinquent less than 90 days were $13,000, or 0.01% of total gross loans held for investment, compared to $60,000, or 0.04% of total gross loans at the comparable quarter in 2007. Total loans delinquent at March 31, 2008 were $49,000, or 0.03%, of gross loans held for investment, compared to $248,000, or 0.18%, at March 31, 2007.

Deposits. Driven by growth in core deposits, total ending deposit balances increased by $17.7 million, or 9.6%, from $183.8 million at March 31, 2007 to $201.5 million at March 31, 2008. Core deposits, which are comprised of checking, savings and money market accounts, increased by $22.5 million, or 17.7%, from $126.9 million at March 31, 2007 to $149.4 million at March 31, 2008. This increase in core deposits was partially offset by a $4.8 million decrease in certificate of deposit balances.

Average total deposits decreased by $1.6 million, or 0.90%, from $184.1 million during the three months ended March 31, 2007 to $182.5 million during the three months ended March 31, 2008. Average core deposits increased by $9.7 million, offset by a $11.3 million decrease in average balances of certificate of deposits, between the comparable quarters.

Borrowed Funds. Borrowed funds increased by $5.1 million, from $2.0 million at March 31, 2007 to $7.1 million at March 31, 2008, primarily due to a $5.0 million FHLB intermediate term advance at a fixed rate of 2.40% in the first quarter of 2008.

Capital. Stockholders’ equity increased by $1.1 million, or 4.4%, from $24.4 million at March 31, 2007 to $25.5 million at March 31, 2008. Stockholders’ equity increased primarily as a result of a $320,000 increase in retained earnings, and a $617,000 increase in accumulated after-tax comprehensive income attributable to an increase in the market value of the Company’s available-for-sale investment securities portfolio.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On April 23, 2008, Heritage’s Board of Directors declared a $0.06 per share dividend on Heritage’s common stock. The dividend will be paid on June 13, 2008 to shareholders of record on June 4, 2008.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At March 31,
	2008	2007
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$6,322	$7,253
Federal funds sold	17,255	10,564
Securities available for sale, at fair value	38,182	42,604
Securities held to maturity, at cost	576	678
Loans, net
Held for investment, net of allowance for loan losses	160,038	140,199
Held for sale	279	287
Accrued interest receivable	725	821
Stock in Federal Reserve Bank, at cost	313	313
Stock in Federal Home Loan Bank of Atlanta, at cost	668	401
Premises and equipment, net	10,618	7,338
Other assets	1,022	1,313

Total assets	$235,998	$211,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest bearing	$60,940	$47,401
Interest-bearing	140,531	136,401

Total deposits	201,471	183,802

Federal Home Loan Bank Advance	5,000	—
Securities sold under agreements to repurchase	2,062	1,962
Other borrowings	50	50
Accrued interest payable	304	360
Other liabilities	1,594	1,157

Total liabilities	210,481	187,331

Stockholders’ equity
Common stock, $5 par value - authorized 3,000,000 shares; issued and outstanding: 2,278,652 shares at March 31, 2008; 2,278,652 shares at March 31, 2007	11,393	11,393
Additional paid-in capital	6,209	6,069
Retained earnings	7,256	6,936
Accumulated other comprehensive income, net	659	42

Total stockholders’ equity	25,517	24,440

Total liabilities and stockholders’ equity	$235,998	$211,771

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31
	2008	2007
	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,517	$2,443
Taxable investment securities	463	404
Nontaxable investment securities	13	12
Dividends on FRB and FHLB stock	18	11
Interest on federal funds sold	39	289
Other interest income	2	3

Total interest income	3,052	3,162

Interest expense
Deposits	1,056	1,270
Borrowings	108	39

Total interest expense	1,164	1,309

Net interest income	1,888	1,853

Provision for loan losses	—	2

Net interest income after provision for loan losses	1,888	1,851

Noninterest income
Service charges on deposit accounts	107	126
Gains on sale of loans held for sale, net	45	30
Gain on sale of investment securities	—	1
Late charges and other fees on loans	11	15
Other	77	76

Total noninterest income	240	248
Noninterest expense
Compensation	1,072	1,112
Data processing	135	130
Occupancy	214	139
Furniture and equipment	149	127
Taxes and licenses	68	54
Professional fees	95	90
Marketing	37	41
Telephone	26	35
Stationery and supplies	20	32
Other	230	189

Total noninterest expense	2,046	1,949

Income (loss) before provision for income taxes	82	150

Provision for (benefit from) income taxes	35	50

Net income (loss)	$47	$100

Earnings (loss) per common share
Basic	$0.02	$0.04

Diluted	$0.02	$0.04

Dividends per share	$0.06	$0.06

Weighted average shares outstanding - basic	2,278,652	2,278,362
Effect of dilutive stock options	—	—

Weighted average shares outstanding - assuming dilution	2,278,652	2,278,362

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007
Financial ratios
Annualized return on average assets	0.08%	0.19%
Annualized return on average equity	0.74%	1.66%
Average equity to average assets	11.43%	11.49%
Equity to assets, at period-end	10.81%	11.54%
Net interest margin	3.69%	3.77%

Per common share
Earnings per share - basic	$0.02	$0.04
Earnings per share - diluted	$0.02	$0.04
Book value per share	$11.20	$10.73
Dividends declared per share	$0.06	$0.06

Common stock outstanding	2,278,652	2,278,652
Weighted average basic shares outstanding	2,278,652	2,278,362
Weighted average diluted shares	2,278,652	2,278,362

Asset quality
Nonaccrual loans	$—	$162
Accruing loans past due 90 days or more	36	26

Total nonperforming loans	36	188
Real estate owned, net	—	—

Total nonperforming assets	$36	$188

Nonperforming assets to total assets	0.02%	0.09%

Allowance for loan losses
Balance, beginning of period	$1,400	$1,373
Provision for loan losses	—	2
Loans charged-off	—	(8)
Recoveries	92	6

Balance, end of period	$1,492	$1,373

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.92%	0.97%